EXHIBIT 5.1

November 16, 2010

Zoom Telephonics, Inc.
207 South Street
Boston, Massachusetts 02111

Re:  Registration Statement on Form S-1

Dear Ladies and Gentlemen:

We have acted as counsel to Zoom Telephonics, Inc., a Delaware corporation  (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,923,912 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the "Shares"), pursuant to a Registration Statement on Form S-1 (File No. 333-169773) (as amended, the "Registration Statement"), initially filed with the Securities and Exchange Commission on October 5, 2010.  The Shares will be issuable upon exercise of subscription rights (the “Rights”) to be distributed to holders of record of shares of the Common Stock as of the record date for a proposed rights offering by the Company.

In arriving at the opinion expressed below, we have examined and relied on: (i) the Certificate of Incorporation of the Company, as amended to date; (ii) the by-laws of the Company, as amended to date; (iii) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company; (iv) the form of certificate to represent the Rights; and (v) the Registration Statement.  In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below.

We have further assumed that a sufficient number of duly authorized and unissued shares of the Company's Common Stock will be available for issuance at the time the Shares are sold in accordance with the terms thereof, and that the consideration received by the Company in respect of each Share will be no less than its par value.

Based upon the foregoing, it is our opinion that the Company has taken all necessary corporate  action required to authorize the issuance and sale of the Shares, and the Shares will be, upon  issuance, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

November 16, 2010
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We are qualified as lawyers only in the Commonwealth of Massachusetts. Our opinions expressed in this letter are limited to matters governed by the federal laws of the United States of America, the laws of the Commonwealth of Massachusetts, and the statutory provisions of the General Corporation Law of the State of Delaware (as opposed to decisions of the courts interpreting such statutes).

We assume no obligation to advise you of any changes in facts or law relevant to our opinions that may come to our attention subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and should not be quoted or used for any other purpose without our prior written consent.

Very truly yours,

Morse, Barnes-Brown & Pendleton, P.C.

By:	/s/Jeffrey P. Steele
Jeffrey P. Steele